Exhibit 5.1

LEWISRICELLC
314.444.7600 (direct) 314.241.6056 (fax) www.lewisrice.com	Attorneys at Law	600 Washington Avenue Suite 2500 St. Louis, Missouri 63101

May 11, 2015

The Board of Directors
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144-2503

Re:	Registration on Form S-3ASR of Common Stock

Ladies and Gentlemen:
We have acted as counsel to Post Holdings, Inc., a Missouri corporation (the “Company”), in connection with the issuance, offer and sale of up to 1,878,931 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock ”) from time to time by the selling shareholders (the “Selling Shareholders”) named in the prospectus supplement dated May 11, 2015 (together with the Prospectus (as herein defined), the “Final Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the accompanying prospectus dated May 11, 2015 (the “Prospectus”) that form a part of the registration statement on Form S-3ASR (the “Registration Statement”) filed with the Commission on May 11, 2015 (File No. 333-204057). The Shares were originally issued by the Company in connection with the Company’s acquisition of MOM Brands Company (“MOM Brands”), pursuant to an Agreement and Plan of Merger dated January 25, 2015, by and among the Company, Acquisition Sub., Inc., MOM Brands, and certain sellers set forth therein (the “Agreement”).
This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to The General and Business Corporation Law of Missouri and the Securities Act, and we express no opinion with respect to any other laws.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”); (ii) the Bylaws of the Company, as amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Shares under the Registration Statement and the Final Prospectus; and (iv) the Registration Statement and Final Prospectus.  In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.  As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

Established 1909

Post Holdings, Inc.
May 11, 2015

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the legal capacity of natural persons who are signatories to the documents examined by us; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and the legal power and authority of all persons (other than officers of the Company) signing on behalf of the parties to all documents.
Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. Our opinion is as of the date hereof and we assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Final Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Final Prospectus, within the meaning of the term “expert,” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.
Sincerely,
LEWIS RICE LLC
/s/ Lewis Rice LLC